Exhibit 99.1

LaBarge, Inc. Announces Preliminary Third-Quarter Results; Sales and Earnings Exceed Prior Upgraded Guidance

Company Schedules Third-Quarter Conference Call Webcast

ST. LOUIS--(BUSINESS WIRE)--LaBarge, Inc. (AMEX: LB) today reported preliminary financial results for the fiscal 2008 third quarter, ended March 30, 2008. Preliminary sales and earnings exceed the Company’s prior financial guidance, which was upgraded in mid-March.

For the fiscal 2008 third quarter, LaBarge expects to report net sales of $75.4 million, an increase of 27 percent over fiscal 2007 third-quarter net sales, and diluted earnings per share of $0.27, an increase of 50 percent over fiscal 2007 third-quarter earnings per share. In March 2008, the Company projected it would achieve net sales of $70 million to $72 million and diluted earnings per share of $0.23 to $0.24 in the fiscal 2008 third quarter. For the first half of fiscal 2008, the Company reported net sales of $126.2 million and diluted earnings per share of $0.37.

Today the Company also updated its guidance for the fiscal 2008 fourth quarter, stating that it expects sales and earnings to be comparable to this year’s preliminary third-quarter results and up substantially from the prior-year fourth quarter.

“Third-quarter results were better than we had previously anticipated due to some customers accelerating deliveries and broad-based strength in our end markets. That strength is continuing and we anticipate fourth-quarter results will be comparable to the preliminary third-quarter results announced today,” said Craig LaBarge, chief executive officer and president.

Earnings Release and Conference Call Webcast Information

LaBarge, Inc. plans to announce full results for the fiscal 2008 third quarter on May 1, 2008 before the market opens. At 11 a.m. Eastern time that day, the Company will host a live audio webcast of its quarterly conference call with the investment community. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00004E76 and the investor relations calendar area of http://www.labarge.com.

Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site address is http://www.labarge.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com